Exhibit 99.1
KINDER MORGAN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS
Achieves Record Second Quarter Net Income and Adjusted EBITDA
Earnings per share (EPS) 22% greater than 2025; Adjusted EPS up 32%

HOUSTON, July 22, 2026 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2975 per share for the second quarter ($1.19 annualized), payable on August 17, 2026, to stockholders of record as of the close of business on August 3, 2026. This dividend is a 2% increase over the second quarter of 2025.

KMI is reporting:

•Second quarter net income attributable to KMI of $867 million, an all-time record high for the second quarter. This was up from $715 million in the second quarter of 2025. Adjusted Net Income Attributable to KMI, which excludes Certain Items, was $821 million, 33% higher than the second quarter of 2025.

•Adjusted EBITDA of $2,199 million was also a record for the second quarter and was up 12% versus the second quarter of 2025.

•Earnings per share (EPS) of $0.39, up 22% versus the second quarter of 2025, and Adjusted EPS of $0.37, up 32% versus the second quarter of 2025.

“Our fee-based business model, strategically located network of assets, and portfolio of long-term contracts with financially strong customers continue to support stable and predictable cash flows,” Executive Chairman Richard D. Kinder said.

“At the same time, demand for natural gas infrastructure continues to grow. Increasing LNG exports, rising power demand, and industrial expansion make our existing highly utilized assets more valuable and create significant opportunities for investment across our footprint.

“The company’s stable cash flows provide the financial flexibility to fund virtually all of our project backlog internally, support a growing dividend and maintain a strong balance sheet,” Kinder said. “We expect those projects to generate attractive returns, driving future earnings and cash flow growth while helping meet the nation's growing energy infrastructure needs.”

“Strong financial contributions from our business segments resulted in a record second quarter. The company delivered second quarter 2026 net income attributable to KMI of $867 million, 21% higher than the second quarter of 2025, while Adjusted EPS and Adjusted EBITDA were

32% and 12% higher, respectively, than the second quarter of 2025,” Chief Executive Officer Kim Dang said.

Dang continued, “In the second quarter, we continued to internally fund high-quality capital projects while generating cash flow from operations of $2 billion and free cash flow (FCF), which is after capital expenditures, of $1 billion. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 3.6 times, at the low end of our targeted range.

“We also achieved very strong results from capital expansion project execution this quarter, placing approximately $660 million (KM-share) in expansion projects into service. These included Tennessee Gas Pipeline’s (TGP) Cumberland Project that will serve a new natural gas-fired power plant in Tennessee; Hiland Express, a conversion of our Double H Pipeline system from crude oil to natural gas liquids service; and the eagerly anticipated Gulf Coast Express pipeline expansion to increase natural gas flows from the Permian Basin to South Texas markets. These revenue-generating expansion projects now join our strong base business, adding to our unparalleled network of pipeline and storage assets.

“As a result of placing those large projects into service, our project backlog at the end of the second quarter of 2026 was $9.6 billion, down $500 million from the first quarter of 2026, although the board today provided contingent approval on almost $400 million in projects that are not yet in the backlog. Natural gas projects account for approximately 92% of our project backlog, and more than 60% of the backlog is associated with projects supporting power generation and local distribution company demand. Even beyond the backlog, we continue to see strong interest from our customers in developing additional natural gas infrastructure.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects where first-full-year multiples are more favorable, but the earnings are more uneven than with our other business segments. We expect the remaining $8.5 billion of projects in the backlog, when realized, to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.6 times.”

2026 Outlook

For 2026, KMI budgeted net income attributable to KMI of $3.1 billion, Adjusted EPS of $1.36, declared dividends of $1.19 per share, Adjusted EBITDA of $8.6 billion, and year-end Net Debt-to-Adjusted EBITDA of 3.8 times. Based on results through the second quarter, KMI currently expects to be more than 5% favorable to budget on an Adjusted EBITDA basis and more than 12% favorable to budget on Adjusted EPS for the year. We also expect to end the year with an improved Net Debt-to-Adjusted EBITDA of 3.6 times.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was up in the second quarter of 2026 relative to the second quarter of 2025, on higher contributions from our Texas Intrastate system and our gathering assets,” KMI President Dax Sanders said.

“Natural gas transport volumes were up 7% compared to the second quarter of 2025, primarily due to LNG deliveries on TGP, increased demand for services on our Texas Intrastate system, and increased exports to Mexico as well as higher power generation demand in Arizona on El Paso Natural Gas Pipeline.

“Natural gas gathering volumes were up 26% from the second quarter of 2025 across our assets, with our KinderHawk system experiencing the largest growth.

“Contributions from the Products Pipelines business segment were up compared to the second quarter of 2025 due primarily to higher commodity prices.

“Total refined products volumes were down 5% compared to the second quarter of 2025 due to temporary West Coast supply disruptions, as well as a higher commodity price environment over the quarter. Crude and condensate volumes were down 16% compared to the second quarter of 2025, largely due to the conversion of our Double H pipeline to natural gas liquids service,” Sanders said.

“Terminals business segment earnings were up compared to the second quarter of 2025. The increase was led by our liquids terminals business, which benefited from higher rates and ancillary fees at our Houston Ship Channel hub facilities as well as favorable commodity pricing. Earnings from our Jones Act tanker fleet, which remains fully contracted under term charter agreements, were also up versus the prior year period on higher average charter rates. Contributions from our bulk terminals business were down despite higher volumes owing to one-time events in the prior year period,” Sanders continued.

“CO2 business segment earnings, which include the Energy Transition Ventures group, were up compared to the second quarter of 2025 due primarily to higher commodity prices and volumes. Volumes at SACROC, our largest field, were up 15% compared to the prior year period,” Sanders said.

Other News

Natural Gas Pipelines
•On June 26, 2026, the Federal Energy Regulatory Commission (FERC) issued a Final Environmental Impact Statement covering both Southern Natural Gas (SNG) and Elba Express (EEC) Companies’ South System Expansion 4 (SSE4) project and TGP’s

Mississippi Crossing (MSX) project. FERC has previously indicated that it expects to issue orders granting certificates of public convenience and necessity for both projects by the end of July 2026. The approximately $3.5 billion SSE4 project (KM-share, including EEC, approximately $1.8 billion) is designed to increase SNG’s South Main Line capacity by roughly 1.3 billion cubic feet per day (Bcf/d). With the timely receipt of all permits and approvals, KMI expects to place the first phase of SSE4 in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029. The approximately $1.7 billion MSX project is expected to be placed in service as early as the second quarter of 2028, subject to the timely receipt of all permits and approvals.

•On June 5, 2026, TGP filed an application with the FERC for its South Texas Enhancement Project. The approximately $90 million project is designed to provide incremental firm natural gas transportation to South Texas and Mexico markets and extend existing shippers’ transportation paths to access incremental natural gas supplies. The project includes approximately 1.7 miles of new pipeline, an overpressure protection facility, and a new compressor station. With the timely receipt of all required permits and approvals, TGP expects the project to be placed in service in the second quarter of 2028.

•Natural Gas Pipeline Company of America LLC (NGPL) is continuing to develop its Amarillo Expansion project to support growing demand in the Texas Panhandle, including additional data center development. The expansion is expected to provide incremental firm transportation capacity of up to approximately 550,000 Dth/d. All of the project’s capacity is fully subscribed under a long-term contract. NGPL is preparing to file an application with the FERC for the approximately $200 million project (KM-share approximately $75 million) in the third quarter of 2026. With the timely receipt of all required permits and approvals, NGPL expects the project to be placed in service in the third quarter of 2028.

•On May 26, 2026, TGP placed in service its approximately $235 million Cumberland project, an approximately 32-mile, 30-inch pipeline lateral originating from TGP’s existing 100 Line in Dickson County, Tennessee and terminating at Tennessee Valley Authority’s (TVA) new natural gas-fired power plant in Stewart County, Tennessee. The project provides approximately 245,000 Dth/d of additional natural gas transportation service to support TVA’s commissioning and operation of its new power plant.

•On April 29, 2026, KMI placed in service its approximately $165 million Hiland Express Pipeline project, converting the Double H Pipeline system from crude oil to natural gas liquids service and providing Williston Basin producers and midstream companies with pipeline capacity to key market hubs.

•On June 23, 2026, the approximately $450 million Gulf Coast Express expansion project (KM-share approximately $160 million) was placed in service. The expansion increases natural gas transportation capacity by approximately 570 million cubic feet per day from the Permian Basin to South Texas markets and brings total system capacity to approximately 2.59 Bcf/d.

Products Pipelines
•KMI and Phillips 66 continue to advance the Western Gateway Pipeline project and have started the process of pursuing the necessary permits. As previously noted, the project is subject to the execution of definitive transportation service agreements, joint venture agreements, and respective board approvals. The refined products pipeline system would connect Midwest and Gulf Coast refinery supplies to Phoenix, Arizona, and California markets with connectivity to Las Vegas, Nevada, via KMI’s CALNEV Pipeline.

Terminals
•KMI is expanding its industry-leading storage, connectivity, and logistics offering in its Houston Ship Channel refined products hub. The scope of work includes the construction of two dedicated refined products pipelines connecting KMI’s Pasadena Terminal with a nearby major refinery, as well as various intra-terminal piping and tank modifications, including enhanced in-tank blending capabilities for butane and other gasoline components. The approximately $139 million project is supported by a long-term storage and volume commitment with a major national oil company and is expected to be in service in the third quarter of 2027.

•KMI is expanding the connectivity and capabilities of its 1.5-million-barrel Kinder Morgan Export Terminal (KMET) on the Houston Ship Channel. The scope of work includes the reconfiguration of two existing bi-directional refined products pipelines between KMET and KMI’s Pasadena Terminal and various piping and tank modifications enhancing the in-tank blending capabilities at KMET. The approximately $30 million project is supported by a long-term storage commitment with a major international trading company and is expected to be in service in the first quarter of 2027.

All expected in-service dates for projects described above assume timely receipt and continued effectiveness of all necessary permits and approvals.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of the people, communities, and businesses we serve. We own an interest in or operate approximately 78,000 miles of pipelines, 136 terminals, more than 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year of gross production. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities, including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, July 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net Income Attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net Income Attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses), or (3) align the timing of cash impacts from natural gas inventory hedges with the future associated physical withdrawals from inventory. (See the accompanying Tables 2, 3, 5, and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three and six months ended June 30, 2026 and 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)
Certain Items
Risk management activities (1)(2)	$(83)	$(95)	$30	$(11)
Income tax Certain Items (3)	37	(2)	11	(37)
Other	—	1	—	1
Total Certain Items (4)(5)	$(46)	$(96)	$41	$(47)

Notes
(1)	Includes changes in fair value of unsettled derivatives, of which gains or losses are reflected within non-GAAP financial measures when realized.

(2)	Includes natural gas inventory hedges, of which gains or losses are reflected within non-GAAP financial measures when the associated physical gas is withdrawn from inventory.
(3)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(4)	Amounts for the periods ended June 30, 2026 and 2025 include $(1) million and $(2) million for the three-month periods, respectively, and $(1) million for the six-month 2026 period reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income of "Risk management activities."
(5)	Amounts for the three and six-month periods ended June 30, 2025 includes $(1) and $1 million, respectively, reported within "Interest, net" on the accompanying Preliminary Consolidated Statement of Income of “Risk management activities.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. (KMI) is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, our investors, and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, our investors, and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors, and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance, and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, including the amortization of basis differences related to our joint ventures, income tax expense, and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors, and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs includes the same adjustments (DD&A, including the amortization of basis differences related to joint ventures only, and income tax expense) with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses, or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors, and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A, and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors, and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the

GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors, and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally, the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2026 expectations; anticipated dividends; KMI’s capital projects, including the regulatory environment for projects and expected costs, completion timing, and benefits of those projects; and proposed joint ventures. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions; repercussions of recent armed conflicts in the Middle East; including commodity price volatility and potential adverse effects on financial and economic conditions; our ability to obtain required permits and approvals for pending expansion projects when expected; KMI’s ability to negotiate terms of the proposed Western Gateway Pipeline joint venture with Phillips 66; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2025 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events, or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2026	2025		2026	2025
Revenues	$4,477	$4,042		$9,305	$8,283
Operating costs, expenses, and other
Costs of sales (exclusive of items shown separately below)	1,405	1,211		3,154	2,687
Operations and maintenance	806	773		1,517	1,484
Depreciation, depletion, and amortization	620	616		1,253	1,226
General and administrative	192	188		376	375
Taxes, other than income taxes	120	111		234	223
Other income, net	(12)	(9)		(19)	(9)
Total operating costs, expenses, and other	3,131	2,890		6,515	5,986
Operating income	1,346	1,152		2,790	2,297
Other income (expense)
Earnings from equity investments	225	206		479	426
Interest, net	(425)	(452)		(855)	(903)
Other, net	20	13		40	28
Income before income taxes	1,166	919		2,454	1,848
Income tax expense	(272)	(177)		(559)	(363)
Net income	894	742		1,895	1,485
Net income attributable to NCI	(27)	(27)		(52)	(53)
Net income attributable to Kinder Morgan, Inc.	$867	$715		$1,843	$1,432
Class P Shares
Basic and diluted earnings per share	$0.39	$0.32	22%	$0.82	$0.64	28%
Basic and diluted weighted average shares outstanding	2,225	2,222	—%	2,225	2,222	—%
Declared dividends per share	$0.2975	$0.2925	2%	$0.595	$0.585	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (1)	$821	$619	33%	$1,884	$1,385	36%
Adjusted EPS (1)	$0.37	$0.28	32%	$0.84	$0.62	35%

Note
(1)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2026	2025		2026	2025
Net income attributable to Kinder Morgan, Inc.	$867	$715	21%	$1,843	$1,432	29%
Certain Items (1)
Risk management activities	(83)	(95)		30	(11)
Income tax Certain Items	37	(2)		11	(37)
Other	—	1		—	1
Total Certain Items	(46)	(96)	52%	41	(47)	187%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$821	$619	33%	$1,884	$1,385	36%

Net income attributable to Kinder Morgan, Inc.	$867	$715	21%	$1,843	$1,432	29%
Total Certain Items (2)	(46)	(96)		41	(47)
Net income allocated to participating securities and other (3)	(4)	(4)		(10)	(8)
Adjusted Net Income Attributable to Common Stock	$817	$615	33%	$1,874	$1,377	36%

Net income attributable to Kinder Morgan, Inc.	$867	$715	21%	$1,843	$1,432	29%
Total Certain Items (2)	(46)	(96)		41	(47)
DD&A	620	616		1,253	1,226
Income tax expense (4)	235	179		548	400
Interest, net (5)	425	453		855	902
Amounts associated with joint ventures
Unconsolidated JV DD&A (6)	92	100		183	200
Remove consolidated JV partners' DD&A	(15)	(16)		(31)	(31)
Unconsolidated JV income tax expense (7)	21	21		46	47
Adjusted EBITDA	$2,199	$1,972	12%	$4,738	$4,129	15%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Other for each of the periods ended June 30, 2026 and 2025 includes Adjusted net income in excess of distributions for participating securities of less than $1 million.
(4)	To avoid duplication, adjustments for income tax expense for the periods ended June 30, 2026 and 2025 exclude $37 million and $(2) million for the three-month periods, respectively, and $11 million and $(37) million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	To avoid duplication, adjustments for interest, net excludes $(1) million and $1 million for the three and six-month periods ended June 30, 2025, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes amortization of basis differences related to our JVs.
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL, and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,520	$1,436	$3,231	$2,889
Certain Items (2)
Risk management activities	(59)	(89)	27	(9)
Natural Gas Pipelines Adjusted Segment EBDA	$1,461	$1,347	$3,258	$2,880

Products Pipelines Segment EBDA	$343	$289	$663	$562
Certain Items (2)
Risk management activities	(4)	—	1	1
Products Pipelines Adjusted Segment EBDA	$339	$289	$664	$563

Terminals Segment EBDA	$310	$300	$639	$575
Certain Items (2)
Risk management activities	(1)	—	—	—
Terminals Adjusted Segment EBDA	$309	$300	$639	$575

CO2 Segment EBDA	$226	$150	$394	$331
Certain Items (2)
Risk management activities	(19)	(5)	2	(4)
CO2 Adjusted Segment EBDA	$207	$145	$396	$327

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Natural Gas Pipelines
Natural gas transport volumes (BBtu/d)	47,886	44,818	48,830	45,509
Natural gas sales volumes (BBtu/d)	3,908	2,832	3,900	2,716
Gathering volumes (BBtu/d)	4,637	3,692	4,479	3,725
NGL transport (MBbl/d)	52	39	48	35
Products Pipelines (MBbl/d)
Gasoline (2)	970	1,016	941	975
Diesel fuel	357	369	349	353
Jet fuel	296	325	294	314
Total refined product volumes	1,623	1,710	1,584	1,642
Crude and condensate	421	503	420	490
Total delivery volumes (MBbl/d)	2,044	2,213	2,004	2,132
Terminals
Liquids leasable capacity (MMBbl)	78.6	78.7	78.6	78.7
Liquids utilization % (3)	93.0%	94.4%	93.2%	94.3%
Bulk transload tonnage (MMtons)	12.9	12.6	25.0	24.8
CO2 (MBbl/d)
SACROC oil production	21.11	18.42	20.68	18.84
Yates oil production	5.88	6.01	5.77	5.98
Other	1.05	1.09	1.05	1.09
Total oil production - net (MBbl/d) (4)	28.04	25.52	27.50	25.91
NGL sales volumes - net (MBbl/d) (4)	9.80	9.03	9.77	9.16
CO2 sales volumes - net (Bcf/d)	0.306	0.291	0.309	0.301
RNG sales volumes (BBtu/d)	13	12	13	10
Realized weighted average oil price ($ per Bbl)	$73.78	$67.60	$69.71	$67.99
Realized weighted average NGL price ($ per Bbl)	$33.38	$32.08	$31.71	$33.74

CO2 Segment Hedges	Remaining 2026	2027	2028
Crude Oil (5)
Price ($ per Bbl)	$64.54	$63.92	$67.28
Volume (MBbl/d)	23.15	18.10	11.30
NGLs
Price ($ per Bbl)	$42.42	$52.33
Volume (MBbl/d)	4.18	0.99

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	The ratio of our tankage capacity in service to liquids leasable capacity.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$89	$63
Other current assets	2,499	2,691
Property, plant, and equipment, net	40,522	39,331
Investments	7,705	7,532
Goodwill	20,084	20,084
Deferred charges and other assets	3,163	3,047
Total assets	$74,062	$72,748
Liabilities and Stockholders' Equity
Short-term debt	$2,443	$1,226
Other current liabilities	3,204	3,096
Long-term debt	29,701	30,597
Debt fair value adjustments	104	180
Other	5,731	5,200
Total liabilities	41,183	40,299
Other stockholders' equity	31,681	31,117
Accumulated other comprehensive (loss) income	(50)	45
Total KMI stockholders' equity	31,631	31,162
Noncontrolling interests	1,248	1,287
Total stockholders' equity	32,879	32,449
Total liabilities and stockholders' equity	$74,062	$72,748

Net Debt (1)	$32,027	$31,716

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	June 30,	December 31,
	2026	2025
Net income attributable to Kinder Morgan, Inc.	$3,467	$3,056
Total Certain Items (3)	(69)	(157)
DD&A	2,480	2,453
Income tax expense (4)	982	834
Interest, net (4)	1,741	1,788
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	372	391
Less: Consolidated JV partners' DD&A	(62)	(63)
Unconsolidated JV income tax expense	89	89
Adjusted EBITDA	$9,000	$8,391

Net Debt-to-Adjusted EBITDA	3.6	3.8

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $28 million and $44 million as of June 30, 2026 and December 31, 2025, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$867	$715	$1,843	$1,432
Net income attributable to noncontrolling interests	27	27	52	53
DD&A	620	616	1,253	1,226
Deferred income taxes	295	160	576	327
Earnings from equity investments	(225)	(206)	(479)	(426)
Distribution of equity investment earnings (1)	213	212	363	397
Working capital and other items	163	125	(157)	(198)
Cash flow from operations	1,960	1,649	3,451	2,811
Capital expenditures (GAAP)	(982)	(647)	(1,786)	(1,413)
FCF	978	1,002	1,665	1,398
Dividends paid	(665)	(654)	(1,319)	(1,296)
FCF after dividends	$313	$348	$346	$102

Note
(1)	Periods ended June 30, 2026 and 2025 exclude distributions from equity investments in excess of cumulative earnings of $50 million and $47 million for the three-month periods, respectively, and $96 million and $92 million for the six-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.